Exhibit 99.1

Single Touch Appoints Joseph Beatty to Board of Directors

JERSEY CITY, NJ – Sept. XX, 2014 –Single Touch Systems, Inc. (OTC BB: SITO), a technology-based mobile media solutions provider, today announced that Joseph Beatty has been appointed to the company’s board of directors.

“Joe’s leadership roles in public and growing companies, coupled with his extensive M&A experience will augment the board with key insight and help Single Touch return value to shareholders,” said Betsy Bernard, lead director of the board. “Having worked with Joe when I was chair of the board at Telular, I know firsthand that he is a proven success leading fast moving telecommunication and mobile companies and we welcome him to the board.”

Mr. Beatty most recently served as president and chief executive officer of Telular Corporation. Prior to serving as its president and chief executive officer, Mr. Beatty served as Telular Corporation’s chief financial officer beginning in 2007. Previously, Mr. Beatty was president and chief executive officer of Concourse Communications Group. Prior, Mr. Beatty worked as a consultant to private equity firm Cardinal Growth L.P. and acted as interim chief financial officer at Novaxess B.V., a telecom provider based in the Netherlands. From 1996 to 2001, Mr. Beatty was a co-founder and chief financial officer of Focal Communications Corporation. Earlier in his career, Mr. Beatty was a securities analyst and also held numerous technical management positions for a local telecommunications service providers.

Mr. Beatty serves on the board of directors at Inteliquent, Inc. in addition to being an investor and board member at CityScan, Inc., a privately held company. Mr. Beatty serves on the board of trustees of Edward Health Services Corporation, a non-profit healthcare provider, and is a member of the board of directors of EHSC Cayman Segregated Portfolio Company. Mr. Beatty earned a bachelor’s degree in electrical engineering from the University of Illinois and an MBA from the University of Chicago’s Booth School of Business.

Mr. Beatty replaces Steve Baksa, who resigned from the board of directors effective September 8, 2014.

Mr. Baksa has been a member of Single Touch’s board since November 1, 2011.  Betsy Bernard, commenting on Mr. Baksa’s departure said: “Steve was an early investor in Single Touch, and provided critical support and guidance to the company as it grew and began its evolution into a force in the mobile marketing industry.  We would like to thank Steve for his various contributions to the company and value his continued support as a significant Single Touch shareholder."

About Single Touch Systems, Inc.

Single Touch Systems, Inc. is a technology based mobile solutions provider serving businesses, advertisers and brands. Through patented technologies and a modular, adaptable platform, Single Touch’s multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty. For more information about Single Touch Systems, Inc. visit: www.singletouch.net.

Investor Contact:

Mike Bishop

The Blueshirt Group

415-217-4968

Mike@blueshirtgroup.com